PEOPLES BANCORP INC.

THIRD AMENDED AND RESTATED
DEFERRED COMPENSATION PLAN FOR DIRECTORS OF
PEOPLES BANCORP INC. AND SUBSIDIARIES

Section 1. PURPOSE

The Corporation desires and intends to recognize the value to the Corporation and its Affiliates of the past and present services of the Directors of the Corporation and its Affiliates, to encourage their continued service to the Corporation and its Affiliates and to be able to attract and retain superior Directors by adopting and implementing this Plan to provide such Directors an opportunity to defer compensation otherwise payable to them from the Corporation and/or any Affiliate.

The Corporation originally established the Plan effective as of January 1, 1991. The Plan was amended and restated effective as of January 2, 1998 to incorporate certain changes in its provisions, including the types of funds in which the deferred compensation allocated to the Participants' accounts may be invested. The first amended and restated Plan was amended on July 23, 1998, effective as of January 2, 1998, to adopt a consensus reached by the Emerging Issues Task Force on Issue No. 97-14, Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested. The Plan was amended and restated for a second time effective as of December 11, 2008 for purposes of compliance with Section 409A of the Code. The second amended and restated Plan was amended, effective October 25, 2012, to provide a default account election and to clarify the mediums of distributions available to Participants.

This third amended and restated Plan is effective as of the Restatement Effective Date and is being amended to include Common Shares paid to Directors for services rendered to the Corporation or an Affiliate as Eligible Compensation for purposes of the Plan.

Section 2. CERTAIN DEFINITIONS

The following terms will have the meanings provided below.

"Additions" means the credits applied to Deferred Compensation Accounts as provided in Section 4 hereof.

"Adjustment Date" means the first business day of each calendar quarter.

"Affiliate" means: (1) prior to January 1, 2005, any organization or entity which, together with the Corporation was a member of a controlled group of corporations or of a commonly controlled group of trades or businesses (as defined in Sections 414(b) and (c) of the Code), of an affiliated service group (as defined in Section 414(m) of the Code) or other organization described in Section 414(m) of the Code; and (2) on or after January 1, 2005, any organization or entity which, together with the Corporation, would be considered a single employer under Sections 414(b) and (c) of the Code.

"Annual Retainer" means, with respect to any calendar year or other period, the fixed retainer which, absent an election to defer hereunder, would be payable to a Participant during those pay periods beginning in the given calendar year or other period.

"Beneficiary" means the person or persons designated in writing as such and filed with the Plan Administrator at any time by a Participant. For this purpose, a "Beneficiary" may be designated contingently or successively and may be an entity other than a natural person. Any such designation may be withdrawn or changed in writing (without the consent of the Beneficiary), but only the last designation on file with the Plan Administrator shall be effective.

"Board" means the Board of Directors of the Corporation.

"Code" means the Internal Revenue Code of 1986, as may be amended from time to time.

"Common Shares" means the common shares of the Corporation.

"Corporation" means Peoples Bancorp Inc. and any successor entity.

"Deferred Compensation Account" means the separate Deferred Compensation Account established for each Participant pursuant to Section 4 of the Plan. The Deferred Compensation Account of a Participant may include both Grandfathered Amounts and Non-Grandfathered Amounts.

“Deferral Notice” means the form submitted by a Participant who wishes to participate in the Plan for any Plan Year in accordance with Section 4.B.

"Director" means any statutory director, emeritus director or honorary director of the Corporation or any Affiliate.

"Eligible Compensation" means, to the extent applicable to any given Participant, the Annual Retainer and all Meeting Fees paid to the Participant in cash and/or Common Shares. The extent to which a given Participant may defer a given component of Eligible Compensation shall be based upon such Participant's eligibility to receive the given component of Eligible Compensation (as determined under applicable agreements and pay practices of the Corporation or the applicable Affiliate) and the provisions and limitations applicable to the given component as provided under this Plan.

"Fair Market Value" of the Common Shares means the most recent closing price of the Common Shares on any securities exchange on which the Common Shares are then listed.

“Grandfathered Amounts” means the portion, if any, of a Participant’s Deferred Compensation Account that was earned and vested within the meaning of Section 409A of the Code under the Plan before January 1, 2005 and any Additions attributable to such portion of the Participant’s Deferred Compensation Account and any Additions thereon.

"Meeting Fees" means, with respect to any calendar year or other period, the compensation for attendance at meetings of the Board of Directors of the Corporation or applicable Affiliate or any committees thereof (exclusive of expenses) which, absent an election to defer hereunder, would be payable to a Participant during those pay periods beginning in the given calendar year or other period.

“Non-Grandfathered Amounts” means the portion, if any, of a Participant’s Deferred Account and any Additions thereto that are not Grandfathered Amounts.

"Participant" has the meaning specified in Section 3 of the Plan.

"Plan" means the Third Amended and Restated Peoples Bancorp Inc. Deferred Compensation Plan for Directors of Peoples Bancorp Inc. and Subsidiaries, as reflected in this document, as the same may be amended from time to time after the Restatement Effective Date.

"Plan Administrator" means the Corporation. The functions of the Plan Administrator shall be carried out by a committee of three (3) Directors appointed by the Board and by the employee or employees designated by such committee to carry out certain specific functions.

"Plan Year" means the calendar year.

"Restatement Effective Date" means, for this third amended and restated Plan, June __, 2014.

"Separation from Service" means a "separation from service", within the meaning of Section 409A of the Code, by the Participant from the Corporation and its Affiliates.

"Unforeseeable Emergency" means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, the Participant’s Beneficiary or the Participant's dependent (as defined in Section 152 of the Code, without regard to subsections (b)(1), (b)(2) or (d)(1)(B) thereof), loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Section 3. PARTICIPANTS

Each Director who is either participating in the Plan or is eligible to participate in the Plan as of the Restatement Effective Date shall continue either as a Participant in the Plan or as eligible to participate in the Plan as of such date. Each Director who first becomes a Director after the Restatement Effective Date shall be eligible for participation in the Plan as of the date on which he or she becomes a Director. A Director who is eligible for participation in the Plan and who elects to make deferral contributions pursuant to Section 4 shall be designated a "Participant" in the Plan. A Participant shall continue to participate in the Plan until his or her status as a Participant is terminated by either a complete distribution of his or her Deferred Compensation Account pursuant to the terms of the Plan or by written directive of the Corporation.

Section 4. DEFERRED COMPENSATION ACCOUNTS

A. Establishment of Deferred Compensation Accounts. The Plan Administrator will establish a Deferred Compensation Account for each Participant. A Participant's Deferred Compensation Account shall have two subaccounts: a Cash Account to record amounts allocated under Section 4.D.(ii) and a Stock Account to record amounts allocated under Section 4.D.(i) and Section 4.D.(iii). Such Deferred Compensation Account shall be a bookkeeping account only, maintained as part of the books and records of the Corporation or applicable Affiliate.

B. Election of Participant. With respect to each Plan Year, a Participant may elect to have (i) a percentage or a flat dollar amount of the cash portion of his or her Eligible Compensation and/or (ii) a percentage or fixed number of the Common Shares portion (in each case, representing whole Common Shares) of his or her Eligible Compensation which would otherwise be paid to him or her by the Corporation or applicable Affiliate for services performed during such Plan Year allocated to his or her Deferred Compensation Account and paid on a deferred basis pursuant to the terms of the Plan by submitting a written Deferral Notice to the Plan Administrator as follows:

(a)
Current Participants. Participants who either were participating in this Plan or who were eligible to participate in this Plan as of the Restatement Effective Date shall submit a Deferral Notice for any Plan Year no later than December 31st of the preceding Plan Year;

(b)
First Year of Eligibility. During a Plan Year in which a Director first becomes eligible to participate in the Plan, the Participant must submit a Deferral Notice no later than thirty (30) days after the date on which he or she first becomes a Director. Such Deferral Notice shall be effective only with respect to Eligible Compensation relating to services performed after the date of such election. For purposes of this section, a Director is first eligible to participate in the Plan only if the Director is not a participant in any other arrangement of the Corporation or any Affiliate that would be treated as a single nonqualified deferred compensation plan along with this Plan under Section 409A of the Code.

To the extent that a Participant completes a Deferral Notice in accordance with the provisions of this Section 4.B, such Deferral Notice shall remain in effect for future Plan Years until changed or revoked by the Participant. A Participant may change or terminate his or her election to defer payment of Eligible Compensation by delivering written notice to the Plan Administrator. Any such change or termination shall not become effective until the Plan Year following the Plan Year in which notice is given. The termination of a Participant’s participation in this Plan shall not affect the amounts credited to the Deferred Compensation Account of such Participant prior to the effective date of termination, which shall be paid only in accordance with Section 5.

C. Corporation Contributions. Each time a Deferral Notice is submitted to the Plan Administrator in accordance with Section 4.B. above, during the next Plan Year (or, if applicable, the remaining Plan Year), the Corporation or applicable Affiliate will allocate to the Participant's Deferred Compensation Account the percentage or dollar amount of cash and/or the percentage or fixed number of Common Shares (in each case, representing whole Common Shares) of Eligible Compensation, specified in the Deferral Notice. Any amounts so allocated by the Corporation or Affiliate are called "Corporation Contributions."

D. Adjustment of Account Balances.

(i)
Election. At the time that a Participant submits a Deferral Notice, he or she shall elect the percentage of Corporation Contributions attributable to the cash portion of his or her Eligible Compensation to be allocated to his or her Cash Account (to be adjusted pursuant to Paragraph (ii) of this Section 4.D.) and his or her Stock Account (to be adjusted pursuant to Paragraph (iii) of this Section 4.D). In the absence of any election by a Participant on the Deferral Notice, one-hundred percent (100%) of the Corporation Contributions attributable to the cash portion of his or her Eligible Compensation shall be allocated to the Participant’s Cash Account. Any Corporation Contributions attributable to the Common Shares portion of a Participant’s Eligible Compensation shall be automatically allocated to the Participant’s Stock Account in the whole number of Common Shares deferred pursuant to the Participant’s Deferral Notice.

(ii)
Cash Account. As of each Adjustment Date, the Plan Administrator shall credit the balance in the Participant's Cash Account with Additions which shall either (a) mirror a specific interest rate equal to the rate of return paid by Peoples Bank, National Association on a Three (3) Year certificate of deposit or an equivalent deposit account as of the last business day preceding the applicable Adjustment Date; or (b) to the extent that a certificate of deposit is purchased by a trust established to provide benefits under the Plan, be equal to the actual rate of interest paid with respect to such certificate of deposit. The crediting of Additions shall be determined by multiplying the Participant's Cash Account balance as of each month of the quarter preceding the Adjustment Date by the applicable rate of interest determined under the preceding sentence. The crediting of Additions shall occur so long as there is a balance in the Participant's Cash Account regardless of whether the Participant has Separated from Service as a Director or has died. The Plan Administrator may prescribe any reasonable method or procedure for the accounting of Additions.

(iii)
Stock Account. As of each Adjustment Date (or such later date on which Common Shares are actually acquired), the amount credited to the Stock Account of each Participant attributable to the cash portion of the Participant’s Eligible Compensation shall be divided by the then Fair Market Value of a Common Share. Upon completion of this calculation, each Stock Account shall be credited with the resulting number of whole Common Shares and any remaining amounts shall continue to be credited to the Stock Account until converted to whole Common Shares at a future Adjustment Date or purchase date. The Stock Account of each Participant shall be credited with cash dividends on the Common Shares allocated under both Section 4.D.(i) and this Section 4.D.(iii) on and after the date such Common Shares are credited to the Stock Account. At the following Adjustment Date (or, if later, the date on which Common Shares are actually acquired), the amount of cash dividends credited to each Stock

Account (and any other amounts then credited to such Stock Account) shall be divided by the then Fair Market Value of a Common Share; and the Stock Account of each Participant shall be credited with the resulting number of whole Common Shares and any remaining amounts shall continue to be credited to the Stock Account until converted to whole Common Shares at a future Adjustment Date or purchase date. The Plan Administrator may prescribe any reasonable method or procedure for the accounting of Additions.

E. Stock Adjustments. The number of Common Shares and/or kind of securities in the Stock Account of each Participant shall be adjusted from time to time to reflect stock splits, stock dividends or other changes in the Common Shares resulting from a change in the Corporation’s capital structure.

F. Participant's Rights in Accounts. A Participant's only right with respect to his or her Deferred Compensation Account (and amounts allocated thereto) will be to receive payments in accordance with the provisions of Section 5 of the Plan.

Section 5. PAYMENT OF DEFERRED COMPENSATION ACCOUNTS

A. Time of Payment. Distribution of a Participant's Deferred Compensation Account shall be made as follows:

(i)
Grandfathered Amounts. Distribution of a Participant’s Grandfathered Amounts shall commence on the first business day of the calendar month following the date of the Participant's termination of service as a Director due to resignation, retirement, death or otherwise.

(ii)
Non-Grandfathered Amounts. Distributions of a Participant’s Non-Grandfathered Amounts shall commence on the first business day of the calendar month following the earlier of the Participant’s: (a) death; or (b) Separation from Service.

B. Method of Distribution.

(i)
In General. A Participant's Deferred Compensation Account shall be distributed to the Participant either in a single lump sum payment or in substantially equal annual installments over a period not to exceed five (5) years. To the extent that a Deferred Compensation Account is distributed in installment payments, the undistributed portions of such account shall continue to be credited with Additions in accordance with the applicable provisions of Section 4.D. In the absence of any election, a Participant's Deferred Compensation Account shall be paid in substantially equal annual installments over a period of five (5) years. Cash Accounts shall be distributed in cash. Stock Accounts shall be distributed in Common Shares.

(ii)	Grandfathered Amounts. The method of distribution (lump sum or installments) of Grandfathered Amounts shall be elected by the Participant prior to the date on which he or she ceases to be a Director.

(iii)
Non-Grandfathered Amounts. The method of distribution (lump sum or installments) of Non-Grandfathered Amounts shall be elected by the Participant in accordance with Section 4.B. A Participant may change his or her election with respect to Non-Grandfathered Amounts by notifying the Plan Administrator in writing of the change; provided, however that: (a) such election may not take effect until at least twelve (12) months after the date on which such election is made; and (b) the payment with respect to which such election is made must be deferred (except in the case of the Participant’s earlier death or Unforeseeable Emergency) for a period of not less than five (5) years after the Participant’s Separation from Service.

C. Certain Distributions.

(i)
Death Before All Payments Made. If a Participant should die before full payment of all amounts in his or her Deferred Compensation Account, the Corporation shall, in the discretion of the Plan Administrator, either pay or continue to pay the unpaid amounts to the Participant's Beneficiary: (a) in the same manner as such unpaid amounts would have been paid to the Participant; or (b) in a lump sum settlement of the remaining unpaid amount in the Participant's Deferred Compensation Account no sooner than the day after and not later than ninety (90) days following the date of the Participant's death.

(ii)	Hardship Distributions.

(a)
Grandfathered Amounts. The Plan Administrator may, in its discretion, accelerate the payments of Grandfathered Amounts without the consent of the Participant or the Participant's Beneficiary, estate or any other person or persons claiming through or under him or her. In making such determinations, due consideration may be given to the health, financial circumstances and family obligations of the Participant. In this regard, the Participant (or after his or her death, his or her Beneficiary) may be consulted; however, he or she (or such Beneficiaries) shall have no voice in the decision reached.

(b)
Non-Grandfathered Amounts. A Participant may request a distribution of all or part of his or her Non-Grandfathered Amounts upon the occurrence of an Unforeseeable Emergency. The amount of this distribution, however, may not be greater than the amount reasonably necessary to satisfy the Unforeseeable Emergency or, if less, the amount of the Participant’s Non-Grandfathered Amounts as of the distribution date. As a condition of receiving a distribution under this Section 5.C.(ii)(b), the Participant must file a written application with the Plan Administrator specifying the nature of the Unforeseeable Emergency and the amount needed to address that Unforeseeable Emergency and supplying any other information the Committee, in its discretion, may need to ensure that the conditions specified in this Section 5.C.(ii)(b) are satisfied. Notwithstanding the foregoing, a distribution on account of an Unforeseeable Emergency may not be made to the extent that such Unforeseeable Emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.

(iii)
Six-Month Delay for Specified Employees. If on the date of his or her Separation from Service, a Participant is a “specified employee” within the meaning of Section 409A of the Code and as determined under the Company’s policy for determining specified employees, all Non-Grandfathered Amounts required to be delayed pursuant to Section 409A(a)(2)(B) of the Code shall be paid on the first business day of the seventh (7th) month following the date of the Separation from Service (or, if earlier, the date of death). The first payment made following such delay shall include the cumulative amount of any amounts that could not be paid or provided during such period.

(iv)
Income Inclusion under Section 409A of the Code. The Plan Administrator may accelerate the time or schedule of a distribution to a Participant at any time the Plan fails to meet the requirements of Section 409A of the Code and the regulations promulgated thereunder. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

D. Designation of Beneficiary. In the event of the Participant’s death, his or her Deferred Compensation Account shall be paid to his or her designated Beneficiary. If there is no designated Beneficiary or there is no designated Beneficiary surviving at the Participant's death, payment of the Participant's Deferred Compensation Account shall be made in accordance with the following priority:

(i)	Spouse;

(ii)	Natural and adopted children or their issue, per stirpes;

(iii)	Parents or the survivor of them;

(iv)	Brothers and sisters or their issue, per stirpes; or

(v)	Other heirs-at-law; and if payable to more than one person in a class, all persons in that class shall share equally.

If a Beneficiary survives the Participant but dies before receiving the entire death benefit otherwise payable (and the Beneficiary is not survived by a second Beneficiary, or the second Beneficiary also dies), and such Beneficiary has not effectively designated a Beneficiary to whom his or her Plan benefits are to be paid if the Beneficiary dies before receipt of all such benefits, the remainder shall be paid to the heir or heirs of the last surviving Beneficiary in accordance with priorities (i) through (v) above.

E. Taxes. To the extent required by law, the Corporation shall withhold from other amounts owed to a Participant or require the Participant to remit to the Corporation or applicable Affiliate an amount sufficient to satisfy federal, state and local withholding tax requirements on any distribution from a Participant’s Deferred Compensation Account or on the vesting, payment or cancellation of amounts owed to the Participant under the Plan. Determinations by the Plan Administrator as to withholding shall be binding on the Participant and any applicable Beneficiary.

Section 6. ASSIGNMENT OR ALIENATION

The right of a Participant, Beneficiary or any other person to the payment of a benefit under this Plan may not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

Section 7. PLAN ADMINISTRATION

The Plan Administrator will have the right to interpret and construe the Plan and to determine all questions of eligibility and of status, rights and benefits of Participants and all other persons claiming benefits under the Plan. In all such interpretations and constructions, the Plan Administrator's determination will be based upon uniform rules and practices applied in a nondiscriminatory manner and will be binding upon all persons affected thereby. Subject to the provisions of Section 8 below, any decision by the Plan Administrator with respect to any such matters will be final and binding on all parties. The Plan Administrator will have absolute discretion in carrying out its responsibilities under this Section 7.

Section 8. CLAIMS PROCEDURE

A. Filing Claims. Any Participant or Beneficiary entitled to benefits under the Plan may file a claim request with the Plan Administrator.

B. Notification to Claimant. If a claim request is wholly or partially denied, the Plan Administrator will furnish to the claimant a notice of the decision within ninety (90) days in writing and in a manner calculated to be understood by the claimant, which notice will contain the following information:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent Plan provisions upon which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the Plan's claims review procedure describing the steps to be taken by a claimant who wishes to submit his or her claims for review.

C. Review Procedure. A claimant or his or her authorized representative may, with respect to any denied claim:

(i)	request a review upon a written application filed within sixty (60) days after receipt by the claimant of written notice of the denial of his or her claim;

(ii)	review pertinent documents; and

(iii)	submit issues and comments in writing.

Any request or submission will be in writing and will be directed to the Plan Administrator (or its designee). The Plan Administrator (or its designee) will have the sole responsibility for the review of any denied claim and will take all steps appropriate in the light of its findings.

D. Decision on Review. The Plan Administrator (or its designee) will render a decision upon review. If special circumstances (such as the need to hold a hearing on any matter pertaining to the denied claim) warrant additional time, the decision will be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. Written notice of any such extension will be furnished to the claimant prior to the commencement of the extension. The decision on review will be in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions of the Plan on which the decision is based. If the decision on review is not furnished to the claimant within the time limits prescribed above, the claim will be deemed denied on review.

Section 9. UNSECURED AND UNFUNDED OBLIGATION

Notwithstanding any provision herein to the contrary, the benefits offered under the Plan shall constitute an unfunded, unsecured promise by the Corporation and its Affiliates to pay benefits determined hereunder which are accrued by Participants. The Corporation may, in its discretion, establish a trust to provide payment of all or a portion of the benefits payable under this Plan. No Participant, Beneficiary or any other person shall have any interest in any particular assets of the Corporation or any Affiliate (including the assets of any trust established by the Corporation) by reason of the right to receive a benefit under the Plan and any such Participant, Beneficiary or other person shall have only the rights of a general unsecured creditor of the Corporation and its Affiliates with respect to any rights under the Plan. Nothing contained in the Plan shall constitute a guaranty by the Corporation, any Affiliate or any other entity or person that the assets of the Corporation or its Affiliates (or any trust established by the Corporation) will be sufficient to pay any benefit hereunder. All expenses and fees incurred in the administration of the Plan shall be paid by the Corporation or an Affiliate.

Section 10. AMENDMENT AND TERMINATION OF THE PLAN

The Corporation reserves the right, by an action of the Plan Administrator, to amend the Plan at any time, and from time to time, in any manner which it deems desirable, provided that no amendment will adversely affect the accrued benefits of any Participant under the Plan. The Corporation also reserves the right, by an action of the Plan Administrator, to terminate this Plan at any time without providing any advance notice to any Participant; and in the event of any Plan termination, the Corporation reserves the right to then distribute all Grandfathered Amounts allocated to Participants' Deferred Compensation Accounts.

Notwithstanding the foregoing, the Corporation may terminate the Plan and liquidate Non-Grandfathered Amounts under the circumstances, and in accordance with the requirements, described in Treasury Regulation §1.409A-3(j)(4)(ix).

Section 11. BINDING UPON SUCCESSORS

The Plan shall be binding upon and inure to the benefit of the Corporation, its Affiliates, any of their successors and assigns and the Participants and their heirs, executors, administrators and legal representatives. In the event of the merger or consolidation of the Corporation or any of its Affiliates with or into any other corporation, or in the event substantially all of the assets of the Corporation or any of its Affiliates shall be transferred to another corporation, the successor corporation resulting from the merger or consolidation, or the transferee of such assets, as the case may be, shall, as a condition to the consummation of the merger, consolidation or transfer, assume the obligations of the Corporation or Affiliate hereunder and shall be substituted for the Corporation or Affiliate hereunder.

Section 12. NO GUARANTEE OF PLAN PERMANENCY

This Plan does not contain any guarantee of provisions for continued service as a Director to any Participant nor is it guaranteed by the Corporation or any of its Affiliates to be a permanent plan.

Section 13. GENDER

Any reference in the Plan made in the masculine pronoun shall apply to both men and women.

Section 14. INCAPACITY OF RECIPIENT

In the event that a Participant or Beneficiary is declared incompetent and a guardian, conservator or other person legally charged with the care of his or her person or of his or her estate is appointed, any benefits under the Plan to which such Participant or Beneficiary is entitled shall be paid to such guardian, conservator or other person legally charged with the care of his or her person or his or her estate. Except as provided hereinabove, when the Plan Administrator, in its sole discretion, determines that a Participant or Beneficiary is unable to manage his or her financial affairs, the Plan Administrator may, but shall not be required to, direct the Corporation to make distribution(s) to any one or more of the spouse, lineal ascendants or descendants or other closest living relatives of such Participant or Beneficiary who demonstrates to the satisfaction of the Plan Administrator the propriety of making such distribution(s). Any payment made under this Section 14 shall be in complete discharge of any liability under the Plan for such payment. The Plan Administrator shall not be required to see to the application of any such distribution made to any person.

Section 15. GOVERNING LAW

This Plan shall be construed in accordance with and governed by the laws of the State of Ohio.

Section 16. SECTION 409A OF THE CODE

It is intended that Non-Grandfathered Amounts under this Plan comply with Section 409A of the Code and the regulations promulgated thereunder (and any subsequent notices or guidance issued by the Internal Revenue Service), and the Plan will be interpreted, administered and operated accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant. None of the Corporation, any Affiliate, the Plan Administrator or any other person shall have any liability in the event this Plan fails to comply with the requirements of Section 409A of the Code.